EXHIBIT 99.1

INTEGRATED SECURITY SYSTEMS, INC.

ANNOUNCES NEW BOARD CHAIRMAN

Carrollton, Texas – October 31, 2007 – Integrated Security Systems, Inc. (OTCB:IZZI) today announced that C. A. Rundell, Jr. has retired as Chairman of the Board effective October 31, 2007.  The Board elected Mr. Russell Cleveland to assume the responsibilities of Chairman.  Mr. Rundell will continue to work with Mr. Cleveland and Jay Foersterling, President and CEO, as an advisor to the Company.

Mr. Rundell stated, “I believe the Company is on good footing with positive cash flow and an outlook that suggests achievement of its potential.  This should reward shareholders, customers and employees appropriately.”

Mr. Cleveland stated, “I appreciate the service and guidance Mr. Rundell has given the Company.  We look forward to continuing progress.”

Mr. Cleveland has been a Director since February 2001.  Mr. Cleveland is the President, Chief Executive Officer, sole Director and the majority shareholder of Renn Capital Group, Inc.  He has served as President, Chief Executive Officer and director of Renaissance Capital Growth & Income Fund III, Inc. since its inception in 1994.  Mr. Cleveland is a Chartered Financial Analyst with more than 41 years experience as a specialist in investments for smaller capitalization companies.  Mr. Cleveland has also served as President of the Dallas Association of Investment Analysts.  He serves on the Boards of Directors of Renaissance US Investment Trust PLC, CaminoSoft Corp., Cover-All Technologies, Inc. and Tutogen Medical, Inc.  Mr. Cleveland is a graduate of the Wharton School of Commerce and Finance of the University of Pennsylvania.

About ISSI

Headquartered in Irving, Texas, ISSI is a technology company that provides products and services for homeland security needs.  ISSI also designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces.  ISSI’s Intelli-Site® provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement.  Intelli-Site® features a user-defined graphics interface that controls various security devices within one or multiple facilities.  ISSI is a leading provider of anti-terrorist barriers, traffic control and safety systems within the road and bridge and perimeter security gate industries.  ISSI designs, manufactures and distributes warning gates, lane changers, airport and navigational lighting and perimeter security gates and operators.  ISSI conducts its design, development, manufacturing and distribution activities through three wholly owned subsidiaries:  B&B ARMR, Intelli-Site, Inc. and DoorTek Corporation.  For more information, please visit www.integratedsecurity.com, www.bb-armr.com, www.intelli-site.com, or www.doortek.com.